Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Clene Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share
	Equity	Preferred Stock, par value $0.0001 per share
	Debt	Debt Securities
	Other	Warrants
	Other	Units
	Unallocated (Universal Shelf)		457(o)	(1)	(2)	$175,000,000	$92.70 per $1,000,000	$16,222.50
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts					175,000,000		$16,222.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,222.50

(1)	There are being registered hereunder, an indeterminate number or amount, as the case may be, of common stock, preferred stock, debt securities, warrants to purchase common stock, and units as permitted by General Instruction II.D, as may be offered by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $175,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include an indeterminate number of securities as may be issued upon conversion or exercise of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of computing the registration fee. The proposed maximum offering price per unit and proposed maximum aggregate offering price for each type of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.